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                                 Exhibit 21.1

                               NEXTHEALTH, INC.
                              Subsidiary Schedule



Subsidiaries                  State of Incorporation  Doing Business As
------------                  ----------------------  -----------------

Sierra Tucson, LLC                   Delaware         Sierra Tucson

Sierra Health-Styles, Inc.           Delaware         Miraval

Sierra Tucson Educational
Materials, Inc. (STEM)               Arizona

NextHealth Water Resources, Inc.     Arizona

Sierra Tucson AC, Inc. (STAC)        Arizona

Miraval Service Corporation, Inc.    Arizona

Onsite Workshops, Inc. (inactive)    Arizona

The NextHealth Institute, Inc.       Arizona
(inactive)

NextHealth.com, L.L.C. (inactive)    Delaware

                                      52